Exhibit 8.1

September 12, 2022

SINTX Technologies, Inc.

1885 West 2100 South

Salt Lake City, Utah 84119

Ladies and Gentlemen:

We have acted as counsel to SINTX Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1, File No. 333-266070, as amended (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the distribution of non-transferable subscription rights (the “Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to holders of record of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), holders of record of Series B Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock”), holders of record of Series C Preferred Stock, par value $0.01 per share, of the Company (the “Series C Preferred Stock”), and holders of record of warrants issued by the Company on May 14, 2018 (the “Participating Warrants”), to purchase units (the “Units”) issuable upon exercise of the Rights, each Unit consisting of one share of Series D Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and warrants to purchase a number of shares of Common Stock equal to $1,000 divided by the exercise price equal to 90% of the lowest closing price for a share of Common Stock as quoted on the NASDAQ Capital Market during the five (5) trading days prior to and including October 10, 2022 (the “Warrants”, and such exercise price, the “Exercise Price”). Each Warrant will be exercisable for one share of Common Stock at the Exercise Price.

For purposes of this opinion, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibit thereto and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or otherwise provided to us. We have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, (ii) that the Rights Offering will be consummated as described in the Registration Statement; (iii) that the statements concerning the terms of the Rights Offering set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all relevant times; and (iv) that any such statements made in the Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all relevant times, in each case as if made without such qualification. We also have relied on certain written representations of the Company contained in an Officer’s Certificate dated on or about the date hereof. If any of the above described assumptions are untrue for any reason or if the Rights Offering is consummated in a manner that is different from the manner described in the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, to the extent such statements summarize U.S. federal income tax law, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and therein, constitute our opinion as to the material United States federal income tax consequences of the Rights Offering to holders of Common Stock, holders of Series B Preferred Stock, holders of Series C Preferred Stock, and holders of Participating Warrants. We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Rights Offering, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

Our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Dorsey & Whitney LLP

By:	/s/ Kendall R. Fisher
Kendall R. Fisher